Exhibit 19.1

QUEST RESOURCE HOLDING CORPORATION

POLICY STATEMENT ON INSIDE INFORMATION AND INSIDER TRADING

Effective: April 16, 2020

In the course of your relationship with Quest Resource Holding Corporation or one of its subsidiaries (collectively, the “Company”), you may have access to information about the Company that is not generally available to the public. Because of your relationship with the Company, you have certain responsibilities under the federal securities laws with respect to inside information. The purpose of this Policy Statement on Inside Information and Insider Trading ("Insider Trading Policy") is to outline the Company’s policies regarding the protection of material, non-public information and trading and tipping, as well as the expected standards of conduct of the Company’s directors, officers, and employees with respect to these highly sensitive matters. This Insider Trading Policy explains your obligations under the law and the Company’s policies. You should read this Insider Trading Policy carefully and comply with this policy at all times.

I.
SUMMARY OF INSIDER TRADING POLICY

To avoid the appearance of impropriety, all rules set forth in this Insider Trading Policy will apply not only to you, but also to all members of your family who reside in your household.

The Company’s policy regarding securities trading can be summarized by the following important rules:

1.
You may not trade in securities of the Company (or any other entity, such as a customer, supplier, possible acquisition target, or competitor of the Company) at any time that you possess material, non-public (what is described below as “inside”) information about the Company (or about such other entity).
2.
You may not convey to any other person (“tip”) inside information regarding the Company (or any other entity, such as a customer, supplier, possible acquisition target, or competitor of the Company).
3.
If you are an employee who is not an officer of the Company or a “restricted employee” as defined below, you may trade in securities of the Company at any time and without prior approvals, provided that you are not in possession of inside information concerning the Company.
4.
If you are a member of the Board of Directors of the Company, an officer of the Company, or a “restricted employee” as defined below, you may trade in securities of the Company only (a) during the period beginning 48 hours after the public release of the Company’s quarterly and annual earnings and ending one week before the beginning of the Company’s next fiscal quarter (the “trading window”), subject to limited case-by-case waivers by the Company’s Chief Financial Officer after consultation with legal counsel, and subject to the Company determining to close the trading window as a result of Company specific developments, and (b) after you have obtained clearance from the Company’s Chief Financial Officer that such transaction would not violate this Insider Trading Policy. (The Company’s Chief Financial Officer must obtain approval from the Chief Executive Officer for his or her own trades.) However, “blackout” periods and pre-clearance will not be required with respect to trading pursuant to the Rule 10b5-1 arrangements described in Annex B. Also, keep in mind that directors, officers, and “restricted employees” may not trade (even during a trading window period) when in possession of inside information concerning the Company.
5.
The term “restricted employees” is defined to include the Company’s officers, personnel who are director-level or above, sales managers, financial and accounting supervisory personnel, legal personnel, executive assistants to any of the foregoing, and any other personnel who have access to the Company’s financial information or other material information about the Company. From time to time, the Company may designate others as “restricted employees” or make other changes in the classification of individuals as “restricted employees,” in each case upon written notice to them. The term “non-restricted employees” is defined to include all employees other than “restricted employees.”

6.
The Company’s Chief Executive Officer and Chief Financial Officer have been designated to handle all inquiries about the Company and communications on behalf of the Company with the media, securities analysts, investors, and other persons. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst, an investor, or any other person, you should refer the inquiry to the Company’s Chief Executive Officer or Chief Financial Officer. Company personnel should not otherwise discuss internal information about the Company with anyone outside the Company, except as required in the performance of regular duties for the Company. The foregoing restrictions do not relate to routine customer and vendor inquiries.
7.
Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal Company documents.
8.
Except for or upon the specific instruction of the Company’s Chief Executive Officer or Chief Financial Officer, no one associated with the Company, including directors and officers, should disseminate any information concerning the Company’s financial affairs and plans for future activities or release or issue any forecasts, projections, or predictions regarding revenue, income, or earnings of the Company.
9.
No one in the Company should initiate publicity for the purpose of, or that may have the effect of, impacting the price of the Company’s publicly traded securities. All officers, directors, and employees of the Company should consult with the Company’s Chief Executive Officer or Chief Financial Officer before engaging in public statements. This includes granting interviews to the financial press, accepting invitations to speak at seminars, and appearing at industry conferences.
10.
In summary, every employee of the Company is subject to trading restrictions when in possession of inside information regarding the Company. In addition, directors, officers, and “restricted employees” also are subject to Paragraph 4 above restricting their trading to window periods and pre-clearance. The foregoing rules are only a summary. Also attached as Annex A is a list of Frequently Asked Questions on Insider Trading for your convenience. You must comply with all of the policies set forth below in Section III, which contains the Company’s complete Insider Trading Policy on inside information and insider trading.
II.
INSIDE INFORMATION
1.
What is Inside Information?

“Inside” information is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other public statement, including any filing with the Securities and Exchange Commission (the “SEC”). In general, information is considered to have been made available to the public 48 hours after the formal release of the information. In other words, there is a presumption that the public needs 48 hours to receive and absorb such information.

2.
What is Material Information?

As a general rule, information about the Company is material if it could reasonably be expected to affect someone’s decision to buy, hold, or sell the Company’s securities. For example, information generally is considered to be “material” if its disclosure to the public would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings; dividend actions; mergers and acquisitions; major dispositions; major new customers, vendors, projects, or products; significant advances in research; major personnel changes; labor negotiations; unusual gains or losses in major operations; and major marketing changes.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or non-public, you should consult with the Company’s Chief Financial Officer.

3.
What is the Penalty for Insider Trading?

Trading on inside information is a crime. The seriousness of insider trading is reflected in the penalties that it carries. The Company and its directors, officers, or employees may be liable. If an individual director’s, officer’s, or employee’s insider trading is found to be a willful violation of SEC insider trading rules, he or she may be penalized up to $5,000,000 and imprisoned for up to 20 years.

The SEC also has the authority to seek a civil monetary penalty of up to three times the amount of the profit gained or loss avoided as a result of an individual’s insider trading. The SEC may also impose control person liability on the Company for up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by insider trading. “Profit gained” or “loss avoided” is defined as the difference between the purchase or sale price of the security and its value as measured by the trading information. The SEC is authorized to pay a bounty to persons who provided the information leading to the imposition of such penalty. In addition to civil penalties, the SEC may seek other relief such as an injunction against future violations and disgorgement of profits resulting from illegal trading. Finally, private parties may bring actions against any person purchasing or selling a security while in the possession of material, non-public information.

Any director, officer, or employee who violates the prohibitions against insider trading or knows of such violation by any other persons must report the violation immediately to the Company’s Chief Financial Officer. Upon learning of any such violations, the Company will determine whether it should publicly release any material, non-public information or whether the Company should report the violation to the appropriate governmental authority.

The SEC, the Department of Justice, and the Financial Industry Regulatory Authority have committed large staffs, computer investigative techniques, and other resources to the detection and prosecution of insider trading cases. Criminal prosecution and the imposition of fines and/or imprisonment is commonplace.

For all of these reasons, both you and the Company have a significant interest in ensuring that insider trading is scrupulously avoided.

4.
How Should Material Information be Safeguarded?

Before material information relating to the Company or its business has been disclosed to the general public, it must be kept in strict confidence. Such information should be discussed only with persons who are employed by or represent the Company who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants, and airplanes, as well as conversations on mobile phones, should be limited to matters that do not involve information of a sensitive or confidential nature. In addition, you should not transmit confidential information through the Internet, including social media sites, blogs, or online forums, or any electronic mail system that is not secure.

To ensure the Company’s confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts, or others outside the Company. If you are contacted by the media or by an analyst seeking information about the Company and if you have not been expressly authorized by the Company’s Chief Executive Officer or Chief Financial Officer to provide information to the media or to analysts, you should refer the call to the Company’s Chief Executive Officer or Chief Financial Officer.

In addition, to avoid improper conduct or the appearance of impropriety, directors, officers, and “restricted employees” will be prohibited by the Company from buying or selling the Company’s securities during times when the Company is most likely to have material, non-public information available — these additional “blackout” periods will be imposed because these persons generally have access to a range of financial and other sensitive information about the Company. Finally, as and when circumstances require, the Company’s Chief Financial Officer will implement additional restrictions on other employees who are asked to work on sensitive projects or transactions, or who gain access to material, non-public information in connection with a specific project or transaction.

On occasion, it may be necessary for legitimate business reasons to disclose material, non-public information to persons outside the Company. Such persons might include commercial bankers, investment bankers, or other companies seeking to engage in a joint venture with the Company, or a merger, or a common investment or other joint goal. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons.

III.
STATEMENT OF POLICY
1.
For purposes of this Insider Trading Policy, all references to “you” shall mean you, as well as any family members that reside in the same household as you.
2.
You may not buy or sell the securities of the Company (or any other company, such as a customer, supplier, possible acquisition target, or competitor of the Company) when you are in possession of material, non-public information concerning the Company (or such other company) or during a “blackout” period. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the material, non-public information has been obtained.
3.
Except for trades made in accordance with the Rule 10b5-1 arrangements described in Annex B, if you are a director, officer, or “restricted employee,” you may trade in securities of the Company only (a) during the trading window, and (b) after you have obtained clearance from the Company’s Chief Financial Officer that such transaction would not violate this Insider Trading Policy. A form of Request for Approval to Trade in the Securities of the Company is attached for your convenience. Of course, even if you receive clearance, you may make such trades only so long as you are not trading in violation of the policy set forth in Paragraph 2 above.
4.
In certain limited circumstances, the Company may waive the requirement that trades be made only during the trading window.
5.
The Company, from time to time, may impose a trading freeze on all directors, officers, and “restricted employees” due to significant unannounced corporate developments. These trading freezes, known as “blackout” periods, may vary in length.
6.
You may not convey (or “tip”) material, non-public information to any other person by providing them with material, non-public information regarding the Company or assisting them in any way. The concept of unlawful tipping includes passing on such information to friends, family members, or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss. You may, of course, provide such information to other Company employees or representatives on a “need to know” basis in the course of performing your job with the Company.
7.
All inquiries for information about the Company from any representative of the press or other media, an analyst, or other persons outside of the Company (other than routine customer and vendor inquiries) must be directed to the Company’s Chief Executive Officer or Chief Financial Officer.
8.
The foregoing restrictions apply to trading in call or put options involving the Company’s securities, or other derivative securities, as well as “short sales” of the Company’s securities. Because of the complexity of reporting puts, calls, derivatives, and shorts as well as the difficulty of ensuring that these types of transactions are managed in accordance with applicable securities laws and this Insider Trading Policy, you may not engage in these types of transactions involving the Company’s securities without the prior approval of the Company’s Chief Financial Officer.
9.
You must observe the foregoing policies and procedures at all times. Your failure to do so will be grounds for disciplinary action, up to and including dismissal.
10.
You must promptly report to the Company’s Chief Executive Officer or Chief Financial Officer any trading in the Company’s securities by Company personnel or disclosure of material, non-public information by Company personnel that you have reason to believe may violate this Insider Trading Policy or the securities laws of the United States.

IV.
CERTIFICATION

Please sign, date, and return the attached Certification stating that you received the Company’s Insider Trading Policy regarding insider trading and the preservation of the confidentiality of material, non-public information and related procedures, and you agree to comply with it. The Company will deem you to be bound by the Insider Trading Policy whether or not you sign the Certification.

CERTIFICATION

I hereby certify as follows:

a.
I have read and understand the Insider Trading Policy on Inside Information and Insider Trading and related procedures, a copy of which was distributed with this Certificate;
b.
I have complied with the foregoing policy and procedures;
c.
I will continue to comply with the policy and procedures set forth in the Insider Trading Policy;
d.
I will request prior clearance of all proposed sales or acquisitions of securities of the Company; and
e.
I will report all transactions in securities of the Company in writing to the Chief Financial Officer.

Signature: _______________________

Name: _______________________

(Please print)

Department or Title: _______________________

Date: _______________________

NOTE: Certifications “d” and “e” above relate only to officers, directors, and “restricted employees.” They do not relate to “non-restricted employees,” unless such “non-restricted employees” are informed otherwise by the Company.

Request for Approval to Trade in the Securities of

Quest Resource Holding Corporation (the “Company”)

To: Chief Financial Officer

From: _______________________

Print Name

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of the Company.

Type of transaction (circle one):

PURCHASE

SALE

EXERCISE OPTION (AND SELL SHARES)

OTHER

Securities involved in transaction:_______________________

Number of shares:________

Other (please explain): _______________________

Beneficial ownership (if not applicable, please write N/A): _______________________

Name of beneficial owner if other than yourself: _______________________

Relationship of beneficial owner to yourself:______________________

Signature: _______________________

Date:_______________________

This Authorization is valid until the earlier of five business days after the date hereof or until the commencement of a “blackout” period.

Approved by: _______________________

Name: _______________________

Date: _______________________

Time: _______________________

Annex A

Frequently Asked Questions on Insider Trading Transactions Subject to the Policy

Does the policy apply only to trades in the Company’s common stock?

No. The policy also applies to any “equity equivalent” for the Company’s common stock. This includes traded options (puts or calls) and any other security whose market value is tied to the value of the Company’s common stock. In addition, this policy applies to the securities of the Company’s customers, suppliers, possible acquisition targets, and competitors.

Does the policy apply to the exercise of employee stock options?

The exercise of employee stock options is exempt from the insider trading policy, because the exercise price of an option is fixed at the time of grant and does not fluctuate with the market. As a result, you may always adopt an “exercise and hold” strategy. However, the sale of the underlying stock is subject to the policy. Thus, the use of Company stock to pay the exercise price of an option and a “cashless exercise” of an option are also subject to the policy.

Can I trade in options or other derivative securities involving the Company’s securities?

Trading in options or other derivative securities involving the Company’s securities is not prohibited, but must be pre-approved by the Company’s Chief Financial Officer for directors, officers, and restricted employees. However, the Company strongly advises that “non-restricted employees” refrain from trading these types of securities. The options we are referring to are “put” and “call” options, whether or not market-traded, and any similar instruments, and not the employee stock options granted to you by the Company.

Tipping

What is tipping?

Tipping refers to the transmission of material non-public information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused. Tipping inside information to another person is like putting your life in that person’s hands. The safest choice is: Don’t.

Materiality

I know all sorts of things about the Company. How do I know what is “material”?

The U.S. Supreme Court says that information is material if a reasonable investor would consider it important in deciding whether to buy or sell a security. The Company has determined that its quarterly earnings information is generally material. Other information — acquisitions, new product announcements, etc. — is evaluated by management on a case-by-case basis but could include the following:

1.
significant changes in financial results and/or financial condition and financial projections;
2.
news of major new contracts, technological breakthroughs, possible loss of business;
3.
dividends or stock splits, changes in business;
4.
changes in management or control;
5.
significant mergers, acquisitions, reorganizations, dispositions of assets, or joint ventures;

6.
changes in research and development funding or policy;
7.
significant litigation developments;
8.
significant increases or decreases in the amount of outstanding securities or indebtedness;
9.
transactions with directors, officers, or principal security holders; and
10.
the granting of options or payment of other compensation to directors or officers.

If you are at all unsure about whether you have material inside information, the safe approach is to discuss it with the Company’s Chief Financial Officer.

Other Considerations

The Insider Trading Policy prohibits trading in the securities of the Company’s customers, suppliers, potential acquisition targets, competitors, and other companies while in possession of material, non-public information about the Company or such other company. Will I be asked to sell shares I hold in these companies?

No. This is a trading restriction, not an ownership restriction. The Insider Trading Policy only prohibits trading in the securities of the Company’s customers, suppliers, potential acquisition targets, and competitors. If you are privy to information and such information is not public knowledge, you should not trade in the securities of the other company until two trading days after the information has been announced.

You will not be required to sell securities of a corporation that you hold at any time simply because the Company establishes a relationship or otherwise commences negotiations with that company.

My spouse is employed by a publicly traded corporation, and we own stock in my spouse’s employer. Does the Insider Trading Policy prohibit us from trading in stock of my spouse’s employer?

The Insider Trading Policy would not prohibit you or your spouse from trading in securities of your spouse’s employer, unless the Company is at that time engaged in negotiations with your spouse’s employer to which you or your spouse are privy. However, you should carefully review the insider trading policy of your spouse’s employer to be sure that you are complying with both policies in all of your trades. Furthermore, you should never trade in the securities of any company while in possession of material, non-public information about such company.

Enforcement Practices

I only own a few hundred shares. The SEC doesn’t go after small fish like me, right?

Wrong. The SEC has prosecuted numerous cases involving relatively small amounts of money.

If I pass information to others but don’t trade myself, no one will be able to figure it out, right?

Wrong again. The SEC has sophisticated and ingenious methods for identifying unusual trading patterns and tracing them to their source. They have the ability to subpoena telephone records, bank and brokerage statements, personal files, electronic mail files, and anything else that may help them to make a case. Whether it’s your second cousin in New Jersey or your college roommate’s stepfather, the SEC has the resources to establish the connection to you.

Further Information

Who should I contact if I have questions regarding the Company’s Insider Trading Policy?

The Company’s Chief Financial Officer.

Where do I go for the most current version of the Insider Trading Policy?

The Company’s Chief Financial Officer. Alternatively, a copy of our most current version of the Insider Trading Policy is also filed with our Annual Report on Form 10-K and is available on the SEC’s website at www.sec.gov.

Annex B Memorandum

To: Officers, Directors, and other “Restricted Employees” subject to the Insider Trading Policy of

Quest Resource Holding Corporation (the “Company”)

Re: SEC Rule 10b5-1 Trading Arrangements

SEC Rule 10b5-1 protects officers and directors from insider trading liability under Rule 10b-5 for transactions under a previously established contract, plan, or instruction. The rule presents an opportunity for insiders to establish arrangements to purchase (or sell) company stock without the sometimes arbitrary restrictions imposed by windows and “blackout” periods—even when there is undisclosed material information. Such 10b5-1 arrangements may include blind trusts, other trusts, pre-scheduled stock option exercises and sales, pre-arranged trading instructions, and other brokerage and third-party arrangements. A well-conceived program might also help reduce negative publicity that can result when key executives sell. But there can be pitfalls.

Potential Pitfalls

First, the arrangement must satisfy the requirements of Rule 10b5-1. The plan must be documented, bona fide and previously established (at a time when the insider did not possess inside information) and must specify the price, amount, and date of trades or provide a formula or mechanism to be followed.

Secondly, Rule 10b5-1 only provides an “affirmative defense” (which must be proven) in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit and it does not prevent the media from writing about the sales.

The Company’s Insider Trading Policy permits transactions that comply with Rule 10b5-1. The Company does not want to impede your ability to engage in sales of company stock (e.g., for financial and estate planning purposes). However, in order to reduce the risk of litigation and bad press, and to preserve the hard-earned good name of the Company and its people, the Company is adopting procedural requirements that are essentially an extension of the Company’s current pre-clearance procedure for transactions in Company stock:

The Company must pre-approve any plan, arrangement, or trading instructions involving potential sales (or purchases) of stock or option exercises and sales (including, but not limited to, blind trusts, discretionary accounts with banks or brokers, limit orders, and hedging strategies). You must still adhere to this prior approval procedure even when, for example, you are assured that a major law firm has blessed the trading arrangement that a brokerage firm or bank may be suggesting. (Note that the actual transactions effected pursuant to a pre-approved plan will not be subject to the Company’s “blackout” periods or pre-clearance procedures for transactions in Company stock.)

The Company will want to:

1.
Review the Proposed Arrangement. The Company must be satisfied that the arrangement will not place the Company’s good name or yours in jeopardy.
2.
Add Additional Safeguards. To reduce exposure, the Company will need to make sure, for example, that at the time you enter into an arrangement (or at any time that you wish to terminate or modify a prior instruction or plan), there is no material information about the Company that has not been publicly disclosed. If there is undisclosed information (even if you aren’t aware of it), you would need to wait until that information has been disclosed. It may also be advisable that there be an interval between establishment of the plan and the first transaction. In general, the plans should also be established only during the Company’s released trading window periods (the period beginning 48 hours after the public release of the Company’s quarterly and annual earnings and ending one week before the beginning of the Company’s next fiscal quarter).

3.
Consider a Public Announcement. The Company will consider in each case whether public announcement of a trading plan should be made (via press release, web site or otherwise). In addition, when applicable, a statement should be included in your Forms 4 and 144 indicating that purchases or sales are pursuant to a pre-existing plan.
4.
Establish Section 16, Rule 144, etc. Procedures With Parties. Also, the Company will need to establish a procedure with whomever is handling your transactions to ensure the following:
a.
Prompt filings of SEC Form 4 within two business days after transactions take place. Failure to file on time results in unwanted proxy statement disclosure of filing violations by the selling executive or director;
b.
Compliance with SEC Rule 144 at the time of any sale; and
c.
Cessation of any sales during the pendency of material transactions or any other period when a lock-up is imposed on insiders.

Some of the Opportunities

A pre-arranged trading program (in which your instructions are irrevocable), properly structured, can be a safer way to insulate officers and directors from potential insider trading liability than the Company’s current system of trading windows and “blackout” periods.

An Ongoing Periodic Sale Program

With a trading plan, for example, it becomes clearer to the investing public (and potential plaintiffs) that your purchases (or sales) are simply part of a pre-established plan and are not being prompted by your knowledge of current developments within the Company, or your feelings about the Company’s prospects. Indeed, for some executives who may have been reluctant to sell any stock for fear of the message it might send to the market, Rule 10b5-1 may well present an opportunity to establish an acceptable diversification program. Pre-arranged sales over a period of time would also reduce any argument by a plaintiff’s attorney that there was incentive at a particular time for the Company to manipulate earnings or disclosures in connection with a key executive’s sale.

Stock Option Exercises and Sales

A program could include instructions for periodic exercise/same-day sales of your stock options, which could be conditioned on a minimum stock price established in your instructions. For example, you could specify that sales be limited to the number of shares necessary to cover the option exercise price and taxes dues.

Discretionary Accounts And Other Arrangements With Brokers

A true discretionary account (like a blind trust where the trustee has complete discretion) should satisfy Rule 10b5-1. Good-until-canceled orders, as well as limit orders, should also work (as long as the instruction is not changed at a time when there is undisclosed material inside information). While discretionary accounts might work in theory, the Company would not be inclined to approve such an arrangement where the broker has a close relationship with the executive/client that could undermine the affirmative defense in the event of litigation.

Pledging Company Stock To Secure Margin or Other Loans

Problems often arise when there is a margin maintenance call and the broker seeks to liquidate the collateral. The broker’s sales would be attributable to the executive under Section 16 and Rule 144. While a margin sale by the broker may be attributable to the executive under Rule 10b-5, the pledge arrangement may fall within Rule 10b5-1, provided at the time of the pledge the executive irrevocably instructs the broker to sell the shares in the event of a margin call (without substituting other collateral). Any pledges will be subject to the Company’s pre- clearance policy and must be approved on a case-by-case basis.

Put and Call Options and Other Hedging Transactions

The Company is still opposed to its executives engaging in put and call options and other hedging instructions involving Company stock. Those types of transactions can send a poor message to the marketplace about your belief in, and commitment to, the Company’s future.

A Final Word

There will be ongoing interpretations of what can and cannot be done. Needless to say, some brokers, investment bankers, and advisors may approach you suggesting a variety of arrangements. Please do not forget: The Company’s prior approval is essential. If you have any questions, please contact the Company’s Chief Financial Officer.